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                                                                    EXHIBIT 23.1





                         Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in Post-effective Amendment No. 1 to the Registration Statement (Form S-4, No. 333-40518) and related Prospectus of Stockwalk.com Group, Inc. (the Company) for the registration of 3,557,819 shares of its common stock and to the incorporation by reference therein of our report dated May 3, 2000, except for
Note 12, as to which the date is June 7, 2000 with respect to the financial statements of the Company and the incorporation by reference therein of our report dated May 3, 2000, except for Note 12, as to which the date is June 7, 2000 with respect to the financial statements and schedules included in its Annual Report (Form 10-K) for the year ended March 31, 2000, filed with the Securities and Exchange Commission.



/s/ ERNST & YOUNG LLP


Minneapolis, Minnesota
September 5, 2000